Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-76742) pertaining to The PMI Group, Inc. Savings and Profit-Sharing Plan and The PMI Group, Inc. Alternate 401(k) Plan of PMI Group, Inc. of our report dated May 5, 2003, with respect to the financial statements and schedules of the PMI Alternate 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2001.

/s/ Ernst & Young LLP

June	24, 2003

Los Angeles, California